SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2010
Blonder Tongue Laboratories, Inc. (Exact Name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-14120 (Commission File Number)	52-1611421 (I.R.S. Employer Identification No.)
One Jake Brown Road, Old Bridge, New Jersey 08857 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (732) 679-4000
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Compensatory Arrangements of Certain Officers.

(e)           On November 3, 2010, the Board of Directors of Blonder Tongue Laboratories, Inc. (the “Company”), upon the recommendation of the Compensation Committee, approved an unfunded Deferred Compensation Plan for James A. Luksch, Chief Executive Officer and Chairman of the Company (the “Plan”).  Pursuant to the Plan, which becomes effective on January 1, 2011, Mr. Luksch shall earn $3,333.33 per calendar month for each completed calendar month of employment with the Company, up to a maximum of $250,000.  No interest or other rate of return shall be paid on any deferred compensation amount.

Upon Mr. Luksch’s termination of employment with the Company for any reason other than for “Cause” (as defined in the Plan), beginning 6 months after the date of such termination, the Company will pay the accumulated deferred compensation in monthly installments equal to $20,000 per month, provided, however, that the first such monthly installment amount shall be equal to the lesser or $120,000 or the total amount accumulated under the Plan.  In the event of Mr. Luksch’s death after his termination of employment, all monthly installment payments shall be paid to his designated beneficiary or estate.  If Mr. Luksch’s employment is terminated for Cause, all accumulated deferred compensation will be forfeited.

In the event of Mr. Luksch’s death prior to his termination of employment, the Company shall pay to Mr. Luksch’s designated beneficiary or estate an amount equal to 200% of the then accumulated deferred compensation, in monthly installments equal to $20,000 per month, beginning with the first month following the date of his death.

The forgoing summary is qualified in its entirety by reference to the Deferred Compensation Plan attached hereto as Exhibit 10.1 and incorporated by reference.

Item 9.01.  Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibits are filed herewith:

Exhibit 10.1                           Deferred Compensation Plan for James A. Luksch.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLONDER TONGUE LABORATORIES, INC.

By:        /s/ Eric Skolnik
     Eric Skolnik
     Senior Vice President and Chief Financial Officer

Date: November 9, 2010

EXHIBIT INDEX

Exhibit No.                                                      Description

Exhibit 10.1	Deferred Compensation Plan for James A. Luksch.